Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Zero Nox, Inc. on Amendment No. 4 to Form S-4 of our report dated April 7, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Zero Nox, Inc. and Subsidiary as of December 31, 2022 and 2021, and for the years then ended, which appears in this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Novogradac & Company LLP

Novogradac & Company LLP

Plantation, Florida

July 21, 2023